Exhibit 99.1

Signature Exploration Provides Detail on 1st Drill Strategy

HOUSTON, Texas --- January 11, 2010 --- Signature Exploration and Production Corp. (OTCBB: SXLP; the “Company”) today provided additional information on the Company’s Victoria County, Texas “Koliba” prospect (the “Prospect”).

The new well will be drilled to approximately 6,800 feet to test 3 Frio Sand zones. It is believed that Frio geological formation wells usually enjoy lower exploration costs resulting in higher success ratios. Typically, these types of projects have shallower depths and reduced completion costs. Records from the Railroad Commission of Texas, which was established in 1891 and is the oldest regulatory agency of its kind in the nation, state 7 wells from these 3 target zones have produced 390,426 barrels of oil and 2,472,481 MCF (thousand cubic feet) of gas.  The new well will be drilled only 250 feet from another that was productive in all three zones.

Steven Weldon, CEO of Signature Exploration and Production Corp., stated, "The neighboring production, the past successes of these targeted zones and the supporting data has convinced us that we should have an extremely productive multiple zone oil and gas well at Koliba."

About Signature Exploration and Production Corp.

Signature Exploration and Production Corp. is an independent energy company engaged in the exploration, development, exploitation and acquisition of on-shore oil and natural gas properties in conventional producing areas along the gulf coast of Texas. Management’s strategy is to continue making acquisitions of select properties that have been identified as economically attractive, technically and geologically sound and have significant upside potential.  Visit  http://www.signatureexploration.com for more information.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities and Exchange Act of 1934, as amended. Statements in this news release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. These statements involve risks and uncertainties, which could cause actual results to differ materially from those in the forward-looking statements contained herein. Such risks and uncertainties may include, but are not limited to, the impact of competitive products, the ability to meet customer demand, the ability to manage growth, acquisitions of technology, equipment or human resources, the effect of economic and business conditions, the ability to attract and retain skilled personnel and factors outside the control of the Company. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company's periodic reports filed from time-to-time with the United States Securities and Exchange Commission. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SOURCE Signature Exploration and Production Corporation

CONTACT:
Al Turano
Signature Exploration and Production Corp.
3200 Southwest Freeway, Suite 3300
Houston, Texas 77027
PH: 877.205.9177
E: info@SignatureExploration.com